UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Brookline Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 10, 2023

May 1, 2023

Dear Stockholder,

Brookline Bancorp, Inc. (“we”, the “Company” or “Brookline”) is holding its 2023 Annual Meeting of Stockholders on Wednesday, May 10, 2023. By now you should have received a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials. Our proxy statement dated March 31, 2023 (the “Proxy Statement”), is also available on our website at www.brooklinebancorp.com.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In deciding how to vote, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Last year, Brookline’s say-on-pay vote received support from approximately 65% of votes cast. As we have received an average say-on-pay vote of 96.8% in the five preceding years, the Compensation Committee and the Board fully understand and appreciate the seriousness of this message from our stockholders and the need to be responsive. As disclosed in the Proxy Statement, the Company conducted significant stockholder engagement in response to last year’s say-on-pay results. The Company reached out to our 25 largest institutional stockholders and key investors to discuss our compensation programs and practices, solicit feedback, and ensure that our Board had insight into the issues that are most important to our stockholders. In addition to an engagement process conducted during proxy season, the Company held engagement meetings with seven of these institutional stockholders that held a combined 32% of shares outstanding as of October 18, 2022, on this issue after the vote.

The Compensation Committee, under the leadership of Bogdan Nowak, Chair, has decided to proactively amend Mr. Perrault’s employment agreement to more align it with stockholders’ interests. Mr. Perrault’s employment agreement was amended on April 28, 2023. In the event of his termination following a change in control of the Company, Mr. Perrault will now be eligible to receive a payment equal to three times the sum of (a) base salary, and (b) the applicable target bonus he is eligible to receive. Prior to the effectiveness of the amendment to Mr. Perrault’s employment agreement, he was eligible to receive a payment equal to three times the sum of (x) base salary, (y) the highest bonus awarded to him during the prior three years, and (z) the highest equity consideration previously awarded to Mr. Perrault for any year.

Additionally, the Compensation Committee has committed that the potential payment upon termination following a change in control of the Company for future employment agreements will be limited to an amount that does not exceed three times the sum of (a) base salary, and (b) the applicable target bonus the executive officer is eligible to receive. We value the opinions of our stockholders, the Board and the Compensation Committee will continue to consider the feedback received from our stockholder engagement throughout the year, including when making compensation decisions for our executive officers in the future and will continue to conduct ongoing stockholder engagement.

As part of our stockholder engagement, we also received feedback from stockholders who desired additional information about the Company’s approach to Board diversity. The Board and the Nominating and Governance Committee (the “Nominating Committee”) recognize the value of a diverse board of directors and are committed to increasing board diversity. The Nominating Committee regularly reviews opportunities to increase the Board’s diversity. As disclosed in the Proxy Statement, 26% of our Board is diverse by ethnicity and/or gender, and three of the last four directors to join the Board are diverse by gender or ethnicity.

We hope this supplement provides you with the additional information and clarity you may need to support all of our proposals at our 2023 Annual Meeting. Thank you for your time and consideration in reviewing these materials.